EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James A. Smith
Chief Financial Officer
Electronics Boutique Holdings Corp.
(610) 430-8100

Electronics Boutique Reports Record First Quarter Sales, Increasing 23%

— Video game software sales grew 28% —

— Global store base increased to 1,623 —

WEST CHESTER, PA, May 20, 2004 – Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced financial results for its fiscal first quarter ended May 1, 2004.  The results were highlighted by a 23 percent increase in sales with strong growth in both new and pre-played video game software, as well as a continued increase in market share.

For the thirteen-week period ended May 1, 2004, total revenues grew 23 percent to $372.4 million, compared with $303.5 million for the same period a year ago.  This growth was driven by a 28 percent increase in total video game software sales and a 19 percent increase in total hardware sales, compared with the same quarter in fiscal 2004.  Net income for the quarter was $3.0 million, or $0.12 per diluted share, compared with net income of $3.2 million, or $0.12 per diluted share, for the same quarter in fiscal 2004.

Comparable store sales declined 2.5 percent, in line with our expectations.  This decrease compares with exceptionally high comparable store sales in the first quarter of fiscal 2004, which were generated by the combined release of “The Legend of Zelda: The Wind Waker” for GameCube and the Game Boy Advance SP handheld.  Despite this difficult comparison, the company achieved double-digit increases in its comparable store sales for both its U.S. strip center stores and its European stores for the first quarter of fiscal 2005, highlighting the positive impact of these locations.

“Electronics Boutique had a great first quarter. We delivered strong software sales that outperformed our industry, and we posted solid pre-played sales.  In particular, our U.S. strip center and international stores continue to deliver excellent results, underscoring the value of our store expansion strategy,” said Jeffrey W. Griffiths, president and chief executive officer.

“During the quarter, we continued to implement this strategy, opening 104 new stores. We plan to open an additional 300 new locations, bringing our total number of new stores to 400 for fiscal 2005.  As these new stores mature over the next several quarters, we expect to achieve increased sales and operating margin.”

Business Outlook

“Based on what we saw at the Electronic Entertainment Expo (E3), we have a very positive outlook for the remainder of the year.  We believe that our industry will continue to grow in the coming quarters, fueled by the recent price drop of Sony’s PlayStation 2 and Microsoft’s Xbox, as well as an exciting lineup of new software titles in the latter half of the year,” noted Mr. Griffiths.

For the second quarter of fiscal 2005, the company anticipates earnings to be in the range of $0.06 to $0.08 per diluted share based on an average diluted share count of 24.3 million shares. This estimate is based on comparable store sales declining in the range of 3 to 5 percent for the 13-week period ending July 31, 2004.

For the full fiscal year 2005, the company expects total sales to increase in the range of 17 to 21 percent.  Based on this, the company reaffirms its previous annual earnings forecast.  Due to the company’s continued activity in its stock repurchase program, the company now expects full year earnings to be in the range of $1.90 to $2.00 per diluted share based on an average share count of 24.5 million.  Previous guidance was for earnings in the range of $1.85 to $1.95 per share with the change due solely to the change in the share base. To date, the company has repurchased 1.2 million of the 2.0 million shares authorized by its board of directors in November 2003.

The company will host an investor conference call at 5:00 p.m. (Eastern) today to review its financial results and operations. The call will be open to all interested investors through a simultaneous Internet broadcast at www.ebholdings.com, and it will be archived for two weeks on the website. A recording of the call will also be available May 20, 2004 at 8:00 p.m. (Eastern) through May 27, 2004 at midnight (Eastern). Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international), and use access code 7333377.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is the world’s largest specialty retailer dedicated exclusively to video game hardware and software, PC entertainment software, accessories and related products. As of May 1, 2004, the company operated 1,623 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico and Sweden — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths and in our Business Outlook, related to the financial performance of Electronics Boutique for the second quarter and full year for the fiscal year ending January 29, 2005, to the growth prospects and opportunities for Electronics Boutique, and to the growth prospects and projected sales for hardware, software and for the video game industry in general. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in these forward looking statements, such as the schedule for new software releases, consumer demand for video game hardware and software, the timing of the introduction of new generation hardware systems, pricing changes by key vendors for hardware and software and the timing of any such changes, the adequacy of supplies of new and pre-played product, costs associated with litigation, increased competition and promotional activity from other retailers, the availability of suitable locations for new stores and the timing of the opening of these stores. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

–Financial Tables Follow–

Electronics Boutique Holdings Corp.

Consolidated Statements of Income (unaudited)

(Amounts in thousands, except per-share amounts)

	13 Weeks Ended May 1, 2004	13 Weeks Ended May 3, 2003

Net sales	$370,964	$301,821
Management fees	1,453	1,643
Total revenues	372,417	303,464

Cost of goods sold	271,154	223,269

Gross profit	101,263	80,195

Costs and expenses:
Selling, general and administrative expense	88,922	69,302
Depreciation and amortization	7,956	6,287

Operating income	4,385	4,606
Interest income, net	452	463

Income before income tax expense	4,837	5,069
Income tax expense	1,791	1,897

Net income	$3,046	$3,172

Net income per share:
Basic	$0.12	$0.12
Diluted	$0.12	$0.12

Weighted average shares outstanding:
Basic	24,526	25,884
Diluted	24,913	25,937

Electronics Boutique Holdings Corp.

Selected Consolidated Balance Sheet Data (unaudited)

(Amounts in thousands)

	May 1, 2004	May 3, 2003	January 31, 2004

Cash and cash equivalents	$82,290	$118,305	$157,968

Merchandise inventories	265,529	195,012	253,577

Total current assets	385,946	344,786	477,687

Total assets	544,834	485,880	636,375

Accounts payable	165,231	146,178	220,481

Current liabilities	236,662	193,774	311,679

Total liabilities	255,159	205,901	332,395

Stockholders’ equity	289,675	279,979	303,980

Schedule 1

Electronics Boutique Holdings Corp.

Domestic Retail Sales Mix

	13 Weeks Ended May 1, 2004	13 Weeks Ended May 3, 2003

Video Game Software	61%	60%
Video Game Hardware	17%	15%
PC Software	9%	10%
Accessories	11%	12%
Other	2%	3%